QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

GOODWIN PROCTER

February 26, 2003

Medwave, Inc.
435 Newbury Street
Suite 206
Danbury, MA 01923-1065

Ladies and Gentlemen:

Re:    Registration Statement on Form S-3

This opinion is delivered in our capacity as counsel to Medwave, Inc (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of a Registration Statement on Form S-3 (the "Registration Statement") relating to 1,400,000 shares of common stock, no par value per share (the "Registered Shares"), which the Company issued pursuant a Common Stock Purchase Agreement dated January 23, 2003 (the "Agreement").

As counsel for the Company, we have examined copies of the Agreement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

Members of our firm are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Registered Shares are legally issued, fully paid and non-assessable shares of the Company's common stock.

We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

QuickLinks

  Exhibit 5.1